Exhibit 99.1

Jack in the Box Inc. to Present at the Wells Fargo Consumer & Retail Forum on September 28

SAN DIEGO--(BUSINESS WIRE)--September 21, 2016--Jack in the Box Inc. (NASDAQ: JACK) today announced that its management is scheduled to present at the Wells Fargo Consumer & Retail Forum on Wednesday, September 28, 2016, at 8:50 a.m. ET.

To access the live webcast of the presentation through the internet, log onto the Jack in the Box Inc. Investors page at http://investors.jackinthebox.com at least 15 minutes prior to the audio presentation to download and install any necessary software. The webcast will be available for replay using that same link for 30 days, beginning on September 28, 2016.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,200 restaurants in 21 states and Guam. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Eats®, a leader in fast-casual dining, with more than 600 restaurants in 47 states, the District of Columbia and Canada. For more information on Jack in the Box and Qdoba, including franchising opportunities, visit www.jackinthebox.com or www.qdoba.com.

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, (858) 571-2407
or
Media Contact:
Brian Luscomb, (858) 571-2291